Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-248840, 333-192254 and 333-184866 on Form S-3, and Registration Statement No. 333-181954 on Form S-8 of our report dated March 4, 2021 (December 9, 2021 as to the effects of discontinued operations discussed in Notes 1 and 2), relating to the financial statements of Fiesta Restaurant Group, Inc., appearing in this Current Report on Form 8-K of Fiesta Restaurant Group, Inc. filed on December 9, 2021.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 9, 2021